Exhibit 7.1

BDO Seidman, LLP Accountants and Consultants	3200 Bristol Street 4th Floor Costa Mesa. California 92626 Telephone: (714) 957-3200 Fax: (714) 957-1080

May 12, 2005

Securities and Exchange Commission

450 5th Street N.W.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.02 of Form 8-K for the event that occurred on May 10, 2005, to be filed by our client, SRS Labs, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP
BDO Seidman, LLP